Exhibit 5.1

July 25, 2013

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Plaza de San Nicolás, 4

48005 Bilbao

Spain

BBVA U.S. Senior, S.A. Unipersonal

Gran Vía, 1

48005 Bilbao

Spain

BBVA International Preferred, S.A. Unipersonal

Gran Vía, 1

48005 Bilbao

Spain

BBVA Subordinated Capital, S.A. Unipersonal

Gran Vía, 1

48005 Bilbao

Spain

The Bank of New York Mellon, as Trustee

101 Barclay Street

New York, New York 10286

United States of America

Re: Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission by Banco Bilbao Vizcaya Argentaria, S.A., BBVA U.S. Senior, S.A. Unipersonal, BBVA International Preferred, S.A. Unipersonal and BBVA Subordinated Capital, S.A. Unipersonal

Dear Sirs,

We have acted as Spanish legal counsel to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, BBVA International Preferred, S.A. Unipersonal (“BBVA Preferred”), BBVA U.S. Senior, S.A. Unipersonal (“BBVA U.S. Senior”) and BBVA Subordinated Capital, S.A. Unipersonal (“BBVA Subordinated Capital”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by BBVA Preferred, BBVA U.S. Senior, BBVA Subordinated Capital and BBVA on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time in one or more offerings of:

(i)	BBVA’s ordinary shares, nominal value €0.49 per share (including ordinary shares represented by American Depositary Shares) and rights to subscribe ordinary shares;

(ii)	BBVA’s preferred securities;

(iii)	BBVA’s senior debt securities. which may be issued pursuant to a senior indenture dated as of July 25, 2013 among BBVA and The Bank of New York Mellon, as trustee (the “BBVA Senior Debt Trustee”) (the “BBVA Senior Debt Indenture”);

(iv)	BBVA’s subordinated debt securities, which may be issued pursuant to a subordinated indenture dated as of July 25, 2013 among BBVA and The Bank of New York Mellon, as trustee (the “BBVA Subordinated Debt Trustee”) (the “BBVA Subordinated Debt Indenture”);

(v)	BBVA Preferred’s guaranteed preferred securities;

(vi)	BBVA U.S. Senior’s debt securities, which may be issued pursuant to a senior indenture dated as of July 25, 2013 among BBVA U.S. Senior, BBVA and The Bank of New York Mellon, as trustee (the “BBVA U.S. Senior Debt Trustee”) (the “BBVA U.S. Senior Debt Indenture”);

(vii)	BBVA Subordinated Capital’s debt securities, which may be issued pursuant to a subordinated indenture dated as of July 25, 2013 among BBVA Subordinated Capital, BBVA and The Bank of New York Mellon, as trustee (the “BBVA Subordinated Capital Subordinated Debt Trustee”, and together with the BBVA U.S. Senior Debt Trustee, BBVA Subordinated Debt Trustee and BBVA Senior Debt Trustee, the “Trustees”) (the “BBVA Subordinated Capital Subordinated Debt Indenture” and together with BBVA U.S. Senior Debt Indenture, BBVA Subordinated Debt Indenture and BBVA Senior Debt Indenture, the “Indentures”); and

(viii)	guarantees of the BBVA Preferred preferred securities, BBVA U.S. Senior’s senior debt securities and BBVA Subordinated Capital’s subordinated debt securities to be issued under one or more guarantee agreements to be entered into by BBVA (the “Guarantees”).

1.	SCOPE

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital and such other documents and certificates, and made such inquiries with officers of BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital as we have deemed necessary as a basis for the opinions hereinafter expressed.

In addition we have reviewed the Registration Statement, the Indentures and the Underwriting Agreements filed with the Securities and Exchange Commission in connection with the Registration Statement (the “Underwriting Agreements”, and together with the Indentures, the “Agreements”).

1.2	Limitations

a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

b)	We do not express any opinion on the laws of any jurisdiction other than Spain, on public international law or on the rules of or promulgated under or by any treaty organization.

c)	Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital.

2.	ASSUMPTIONS

For the purposes of this opinion we have assumed that:

a)	All signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; and all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and unamended as of that date;

b)	That BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital have submitted to us all their relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed and that they are validly executed, convened and held;

c)	All information regarding matters of fact rendered to us by BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital as well as (when appropriate) by governmental officials or public registries, is accurate and complete;

d)	There is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several States thereof;

e)	The absence of fraud and the presence of good faith on the part of BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital;

f)	That parties to the Agreements other than BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital have the corporate power to enter into and perform as provided for under the Agreements and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements, and are valid and legal obligations binding on the parties thereto (except for BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of Spain) and insofar as any of such Agreements and other documents falls to be performed in any jurisdiction other than Spain its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

g)	That the individuals that execute the Agreements other than individuals from BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

h)	That the representations and warranties (other than any representations and warranties as to matters of law on which we are expressing opinion herein) given by each of the parties to the Agreements and any ancillary certificate or confirmation are in each case true, accurate and complete in all respects;

i)	Without having made any investigation, that the Agreements, governed by the laws of the State of New York, and any other applicable laws other than the laws of Spain, constitute legal, valid, binding and enforceable obligations to the respective parties thereto under such laws;

j)	That there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

k)	that insofar as any obligation under the documents examined falls to be performed in, or is otherwise subject to, any jurisdiction other than the Kingdom of Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

l)	That the Agreements are legally binding, valid and enforceable obligations for all of the parties other than BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital;

m)	That the proceeds from securities issued by each of BBVA Preferred, BBVA U.S. Senior and/or BBVA Subordinated Capital shall be invested in BBVA, as guarantor, pursuant to the provisions of the Second Additional Provision of Law 13/1985 of May 25; and

n)	That the Registration Statement has been filed with the Commission.

3.	OPINION

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:

3.1.	In relation with the Spanish legal requirements:

a)	Each of BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital is a limited liability company (“sociedad anónima”) duly incorporated and validly existing under the laws of the Kingdom of Spain and has the corporate power to, and has taken all necessary corporate action to, execute, deliver and file the Registration Statement.

b)

When the issuance of new ordinary shares by BBVA pursuant to a capital increase has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon the disbursement of the new ordinary shares as resolved by the competent governing body of the company and compliance with any applicable securities law or regulation, a capital increase public deed shall be executed, registered at the Commercial Registry of Vizcaya and the new ordinary shares shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the new ordinary shares will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.

c)	Where a capital increase, that has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, involves the issuance of new ordinary or preference shares, the existing shareholders of BBVA shall be entitled to exercise, except as otherwise excluded by such corporate resolutions, within such period as may be granted to them for such purpose by the company’s directors, which period shall not be less than fifteen (15) days from publication of the advertisement offering the new issue for subscription in the “Official Companies Registry Gazette”, the right to subscribe for a number of shares proportional to the nominal value of the shares which they own. Therefore, upon the resolution of the correspondent body determining the period and compliance with applicable securities law or regulation, an advertisement offering the new issue for subscription in the “Official Companies Registry Gazette” shall be published and the rights shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the rights will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.

d)	When the issuance of new preferred securities (participaciones preferentes) by BBVA has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, and upon the disbursement of the new preferred securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new preferred securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.

e)	When the issuance of new senior debt securities by BBVA has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon the disbursement of the new senior debt securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new senior debt securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain, and, to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

f)	When the issuance of new subordinated debt securities by BBVA has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon the disbursement of the new subordinated debt securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new subordinated debt securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain, and to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

g)	When the issuance of new preferred securities by BBVA Preferred has been duly authorized by the competent governing body of BBVA Preferred, as requisite corporate action on the part of BBVA Preferred and upon the disbursement of the new preferred securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new preferred securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.

h)	The preferred security guarantee or guarantees that BBVA will execute and deliver for the benefit of the holders from time to time of the preferred securities that BBVA Preferred issues, when duly executed and delivered, will constitute a valid and legally binding obligation of BBVA under the laws of the Kingdom of Spain, enforceable in accordance with their own terms.

i)	When the issuance of new senior debt securities by BBVA U.S. Senior has been duly authorized by the competent governing body of BBVA U.S. Senior, as requisite corporate action on the part of BBVA U.S. Senior and upon the disbursement of the new senior debt securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new senior debt securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain, and to the extent governed by the laws of Spain, valid and binding obligations of BBVA U.S. Senior in accordance with their own terms.

j)

When the issuance of new subordinated debt securities by BBVA Subordinated Capital has been duly authorized by the competent governing body of BBVA Subordinated Capital, as requisite corporate action on the part of BBVA Subordinated Capital and upon the disbursement of the new subordinated debt securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new subordinated debt securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain, and to the extent governed by the laws of Spain, valid and binding obligations of BBVA Subordinated Capital in accordance with their own terms.

k)	The debt security guarantee or guarantees that BBVA will execute and deliver for the benefit of the holders from time to time of the senior debt securities that BBVA U.S. Senior issues or of the subordinated debt securities that BBVA Subordinated Capital issues, respectively, substantially in the form examined by us and summarized in the Prospectus included in the Registration Statement, when duly executed and delivered, will constitute a valid and legally binding obligation of BBVA under the laws of the Kingdom of Spain, enforceable in accordance with their own terms.

3.2	In relation with the Agreements:

a)	Each of BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital has full power and capacity to enter into the Agreements, and to undertake and perform its respective obligations established thereunder.

b)	Each of BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital has all requisite power and authority to enter into and perform its respective obligations under the Agreements and has taken all necessary actions to approve and authorize its delivery and performance.

c)	The execution, delivery and performance by BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital of their respective obligations under the Agreements, does not require any consent, approval, authorization, registration or qualification of or with any other governmental or regulatory authority in Spain (except with respect to the issuance of securities contemplated under the Agreements, as detailed in section 3.1 of this opinion).

d)	The Agreements constitute legal, valid, binding and enforceable obligations for BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital, are in appropriate form to be admissible in evidence in the Courts of the Kingdom of Spain and contain no material provision that is contrary to law or public policy in the Kingdom of Spain.

e)	The execution and delivery of the Agreements and the compliance by BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital of all their respective obligations arising thereunder and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	Any provision of their respective By-Laws;

(b)	Any present law or regulation of Spain;

(c)	Any judicial or administrative order binding on BBVA, BBVA Preferred, BBVA U.S. Senior, BBVA Subordinated Capital or their respective assets of which we are aware taking into account that no review or investigation on this subject has been performed;

(d)	The principles of public policy (“orden público”) as these are construed in Spain as of the date of this opinion.

f)	It is not necessary that any document be filed, recorded or enrolled with any government department or other authority in Spain to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements.

g)	The Spanish courts will give effect to the choice of the State of New York law as the governing law of the aspects expressly stated into the Agreements subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), and Regulation (EC) 864/2007 of the European Parliament and of the Council of July 11, 2007 (Rome II).

h)

A judgment duly obtained in the courts of New York in connection with the Agreements will be recognized and enforceable, under the laws of Spain, against BBVA, BBVA Preferred, BBVA U.S. Senior or BBVA Subordinated Capital, as the case may be, by the courts of Spain without a retrial or re-examination of the matters thereby adjudicated. The judicial courts of Spain will recognize and enforce, without re-examination of the merits of the case, as a valid judgment, any final judgment obtained against BBVA, BBVA Preferred, BBVA U.S. Senior or BBVA Subordinated Capital, as the case may be, in respect of the Agreements, subject to full compliance with the requirements set forth in the international treaties that may be applicable from time to time and, as the case may be, Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil). For the recognition and enforcement in Spain of a judgment or decision with executive force rendered by said courts, it will have to be submitted to the exequatur procedure, for which purpose the following requirements under Spanish Civil Procedural Law must be met: (i) the decision to be enforced must have been rendered as the result of the bringing of a personal action; (ii) the judgment must be final, sworn-translated into Spanish and apostilled, as the document to be enforced must meet the requirements for it to be considered authentic in the country where it was rendered and the requirements demanded by Spanish law for it to be considered sufficient evidence of the corresponding judgment or decision in Spain; (iii) the judgment shall not be contrary to Spanish public policy, it should not have been rendered in default, and the obligation whose performance is demanded must be lawful in Spain; (iv) there shall not be a judgment rendered between the same parties and for the same cause of action in Spain or in another country provided that in this latter case the judgment has been recognized in Spain; (v) where rendering the Judgment, the courts rendering it must have not infringed an exclusive ground of jurisdiction provided for in Spanish law or have based their jurisdiction on exorbitant grounds; and (vi) the rights of defense of the defendant should have been protected where rendering the Foreign Judgment, including but not limited to a proper service of process carried out with sufficient time for the defendant to prepare its defense.

4.	QUALIFICATIONS

This opinion is subject to the following qualification:

a)	Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors’ rights generally, as well as to any principles of public policy (“orden público”), including the effect of the application to BBVA, BBVA Preferred, BBVA U.S. Senior or BBVA Subordinated Capital, as the case may be, of any restructuring or resolution procedures undertaken under Law 9/2012 of November 14 on the restructuring and resolution of credit institutions (“Law 9/2012”).

b)	The term “enforceable” means that the obligations assumed by the relevant party are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

c)	Pursuant to Law 9/2012, BBVA may be subject to an “early intervention” (actuación temprana), “restructuring” (reestructuracion) or “resolution” (resolución) procedure, in the event of the breach (or potential breach) of the regulatory requirements of solvency, liquidity, internal structure or control. The application of any such procedures may also trigger the application of loss absorption measures including, but not limited (i) the deferment, suspension, elimination or amendment of certain rights, obligations, terms and conditions of any shares, preferred securities or subordinated notes issued (directly by BBVA or by BBVA Preferred, BBVA U.S. Senior or BBVA Subordinated Capital, as the case may be) or guaranteed by BBVA, (ii) the repurchase of any shares, preferred securities or subordinated notes at the price set by the Bank of Spain or the Fondo de Reestructuración Ordenada Bancaria (FROB), (iii) the exchange of any securities for capital instruments of BBVA, (iv) a write down of the interest and/or principal amount of the shares, preferred securities or the subordinated notes; and (v) the redemption of any shares, preferred securities or subordinated notes.

Any event of default under any securities issued by BBVA, BBVA Preferred, BBVA U.S. Senior or BBVA Subordinated Capital which would be triggered by the start of any of the abovementioned procedures or the application of any of the mentioned loss absorption measures to the shares, preferred securities or the subordinated notes shall not be effective pursuant to Law 9/2012 as such Law (a) expressly provides in article 66 that any third party creditors shall not be entitled to ask for the acceleration or early maturity of any credits because of the application of such procedures or measures and (ii) shall be considered as public policy (“orden público”) in Spain, and therefore its application supersedes the choice of law of New York Law to the Agreements in this specific case.

d)	Spanish law precludes the validity and performance of contractual obligations to be left at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions giving discretionary authority to one of the parties.

e)	A Spanish court might not enforce any provision which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, which the court would consider said amounts obviously excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Spanish court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

f)	Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”). Likewise and pursuant to article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply.

g)	Pursuant to the general principles of Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the rules of evidence in any judiciary proceeding cannot be modified by agreement of the parties, and consequently, any provision of any agreement by which determinations made by the parties are to be deemed conclusive in the absence of error would not necessarily be upheld by a Spanish court.

h)	Claims may be or become subject to defenses of set-off or counter-claim.

i)	A waiver of all defenses to any proceedings may not be enforceable.

j)	The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

k)	The ability to terminate an agreement is subject to judiciary review and the Spanish courts may provide for a different remedy for the non-defaulting party.

l)	Enforcement of clauses providing for specific performance of an obligation may be replaced by Spanish courts with a monetary compensation.

m)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express qualification that any issues of interpretation of legal concepts arising hereunder will be governed by Spanish law.

This opinion is being furnished by us, as Spanish counsel to BBVA, BBVA Preferred, BBVA U.S. Senior and BBVA Subordinated Capital to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues, S.L.P.